EXHIBIT NO. 99.1

[LOGO]	News Release

Contact:	Alan H. McCoy, Vice President, Public Affairs (513) 425-2826 Albert E. Ferrara, Jr., Vice President of Finance and CFO (513) 425-2888

SHIRLEY D. PETERSON NAMED TO AK STEEL’S BOARD OF DIRECTORS

MIDDLETOWN, OH, January 15, 2004 — AK Steel (NYSE: AKS) said today that Shirley D. Peterson has been elected to its board of directors, effective January 13, 2004. Mrs. Peterson is a former president of Hood College in Frederick, Maryland. Prior to her service at Hood College, she was a partner and the head of tax practice at Steptoe and Johnson, a Washington, DC law firm.

From 1989 to 1992 Mrs. Peterson was assistant attorney general in the Tax Division of the U.S. Department of Justice. She was appointed in February 1992 by President George H.W. Bush as commissioner of the Internal Revenue Service, U.S. Department of Treasury. She served as IRS commissioner until January 1993.

“Shirley Peterson has had a distinguished career in both the public and private sectors,” said James L. Wainscott, president and chief executive officer of AK Steel. “She brings a unique blend of talent, knowledge and leadership that will be a great asset to AK Steel and we welcome her to our board.”

Mrs. Peterson is also currently a member of the boards of Scudder Mutual Funds, Federal Mogul Corporation and Bryn Mawr College, as well as the board of advisors of the American University Tax Clinic. She is a past director on the boards of Bethlehem Steel Corporation and the National Legal Center for the Public Interest.

Mrs. Peterson is the recipient of the Distinguished Service Award from the U.S. Department of Treasury, the Edmund J. Randolph Award for outstanding service from the U. S. Department of Justice, and the Luther Institute’s National Laywoman Wittenberg Award. She has served as chair of the Commission on Government and Public Affairs of the American Council on Education, and also as a member of the Commission on Maryland Ethics. She is a graduate of Bryn Mawr College and the New York University School of Law.

AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport and Columbus, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

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